Exhibit (a)(5)(C)

Theravance, Inc. Announces Commencement of Self-Tender Offer for up to $75,000,000 of Its Common Stock

SOUTH SAN FRANCISCO, Calif., October 30, 2015  — Theravance, Inc. (NASDAQ: THRX) today announced that it is commencing its previously announced “modified Dutch auction” tender offer for up to $75,000,000 of its common stock at a price per share not less than $8.50 and not greater than $9.25. The tender offer will expire at 5:00 P.M., New York City time, on Tuesday, December 1, 2015, unless extended by the company. Tenders of shares must be made on or prior to the expiration of the tender offer and may be withdrawn at any time prior to the expiration of the tender offer, in each case, in accordance with the procedures described in the tender offer materials.

A “modified Dutch auction” tender offer allows stockholders to indicate how many shares and at what price within Theravance’s specified range they wish to tender. Based on the number of shares tendered and the prices specified by the tendering stockholders, the company will determine the lowest price per share within the specified range that will enable the company to purchase shares having an aggregate purchase price of up to $75,000,000. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate purchase price of less than $75,000,000 are validly tendered and not validly withdrawn, the company will buy all shares validly tendered and not validly withdrawn, subject to the satisfaction, in Theravance’s reasonable judgment, or waiver of the conditions to the tender offer. The company also reserves the right, in the event that more than $75,000,000 of its shares are tendered in the tender offer at or below the purchase price, to purchase up to an additional 2% of its shares outstanding without extending the tender offer. All shares purchased by the company in the tender offer will be purchased at the same price. Stockholders whose shares are purchased in the tender offer will be paid the determined purchase price in cash, less any applicable withholding taxes and without interest, after the expiration of the tender offer.

Theravance expects to fund the purchase of shares in the tender offer with existing cash and cash equivalents. The tender offer will not be conditioned upon any minimum number of shares being tendered, but will be subject to certain other conditions as indicated in the Offer to Purchase.

The complete terms and conditions of the tender offer are contained in the Offer to Purchase and the related Letter of Transmittal which are expected to be mailed to stockholders shortly.

Evercore Group L.L.C. will serve as the dealer manager for the tender offer. Georgeson Inc. will serve as information agent for the tender offer, and Computershare Inc. will serve as the depositary for the tender offer.

None of Theravance, its board of directors, the dealer manager, the information agent or the depositary makes any recommendation as to whether to tender shares or as to the price or prices at which to tender them. Stockholders will be able to obtain copies of the Offer to Purchase, the Letter of Transmittal and the other offer materials filed by the company as part of the Tender Offer Statement on Schedule TO and other documents filed with the Securities and Exchange Commission through the SEC’s internet address at www.sec.gov without charge when these documents become available. Stockholders and investors may also obtain a copy of these documents, as well as any other documents the company has filed with the SEC, without charge, from the information agent, Georgeson Inc., by calling (866) 297-1410 (toll-free) or emailing theravance@georgeson.com. Stockholders are urged to carefully read these materials prior to making any decision with respect to the tender offer. Stockholders and investors who have questions or need assistance may call Evercore Group L.L.C. at (877) 993-2673 (toll-free) or (212) 849-3486 or Georgeson Inc. at (866) 297-1410 (toll-free).

Information Regarding the Tender Offer

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the company’s common stock. The solicitation and offer to buy the company’s common stock will only be made pursuant to the Offer to Purchase and the Letter of Transmittal that will be sent to the company’s stockholders. Stockholders and investors are urged to read the company’s Tender Offer Statement on Schedule TO, the Offer to Purchase, the related Letter of Transmittal and the other offer materials and exhibits thereto, as well as any amendments or supplements to the Schedule TO when they become available, because they will contain important information, including various terms and conditions of the tender offer.

About Theravance

Theravance, Inc. is focused on bringing compelling new medicines to patients in areas of unmet need by leveraging its significant expertise in the development, commercialization and financial management of bio-pharmaceuticals. Theravance’s portfolio is anchored by the respiratory assets partnered with Glaxo Group Limited (GSK), including RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA®, which were jointly developed by Theravance and GSK. Under the agreement with GSK, Theravance is eligible to receive associated royalty revenues from RELVAR®/BREO® ELLIPTA®, ANORO® ELLIPTA® and, if approved and commercialized, VI monotherapy, as well. In addition, Theravance retains a 15 percent economic interest in future payments made by GSK for earlier-stage programs partnered with Theravance BioPharma, Inc. For more information, please visit Theravance’s web site at www.thrxinc.com. ANORO®, RELVAR®, BREO® and ELLIPTA® are trademarks of the GlaxoSmithKline group of companies.

Forward Looking Statements

This press release contains certain “forward-looking” statements. Such forward-looking statements involve substantial risks, uncertainties and assumptions. Examples of such statements include statements relating to: the commercialization of RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA® in the jurisdictions in which these products have been approved; the strategies, plans and objectives of the company (including the company’s growth strategy and corporate development initiatives beyond the existing respiratory portfolio); the timing, manner,  amount and planned growth of anticipated potential capital returns to stockholders (including, without limitation, statements regarding the company’s expectations of future share purchases and future cash dividends); the status and timing of clinical studies, data analysis and communication of results; the potential benefits and mechanisms of action of product candidates; expectations for product candidates through development and commercialization; the timing of regulatory approval of product candidates; projections of revenue, expenses and other financial items; and risks related to the implementation of our share repurchase program as currently contemplated. These statements are based on the current estimates and assumptions of the management of Theravance as of the date of this press release and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance to be materially different from those reflected in the forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to: lower than expected future royalty revenue from respiratory products partnered with GSK, delays or difficulties in commencing or completing clinical studies, the potential that results from clinical or non-clinical studies indicate product candidates are unsafe or ineffective, dependence on third parties to conduct its clinical studies, delays or failure to achieve and maintain regulatory approvals for product candidates, and risks of collaborating with third parties to discover, develop and commercialize products. Other risks affecting Theravance are described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Theravance’s Annual Report on Form 10-K for the year ended December 31, 2014 and Theravance’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, which are on file with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov. Additional information will also be set forth in those sections of Theravance’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, which will be filed with the SEC in the fourth quarter of 2015. In addition to the risks described above and in Theravance’s other filings with the SEC, other unknown or unpredictable factors also could affect Theravance’s results. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance assumes no obligation to update its forward-looking statements on account of new information, future events or otherwise, except as required by law.

(THRX-F)

Contact Information:

Eric d’Esparbes

Sr. Vice President and Chief Financial Officer

650-238-9640

investor.relations@thrxinc.com